EXHIBIT 10.1

AMENDMENT NO. 1
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 9, 2022, to the Investment Management Trust Agreement (as defined below) is made by and between Abri SPAC I, Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement on August 9, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Meeting of the Company held on December 9, 2022, the Company’s stockholders approved (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination up to six (6) times for an additional one-month period each time, until August 12, 2023 (i.e., for a period of time ending twenty four (24) months from the consummation of its initial public offering); a (ii) a proposal to amend the Trust Agreement requiring the Company to deposit $87,500 into the Trust Account for each one-month extension from February 12, 2023 until August 12, 2023 (or up to an aggregate of $525,000 for the total six-month period); and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer and Chief Financial Officer and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by (i) the 12-month anniversary of the closing of the IPO (“Closing”) or, (ii) in the event that the Company extended the time to complete the Business Combination for up to eighteen (18) months from the closing of the IPO with two 3-month extensions by depositing $573,392 in the Trust Account for each 3-month extension, or (iii) in the event that the Company extends the time to complete the Business Combination thereafter for up to twenty four (24) months from the closing of the IPO with six (6) one-month extensions by depositing $87,500 into the Trust Account for each one-month extension, but has not completed the Business Combination within such 24-month period, the 24th month anniversary of the Closing (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date. For example, if during the 18th month, the Company does not deposit $87,500 into the Trust Account by the last day of the 18th month for a one-month extension, then the Last Date shall be the last day of the 18th month.”

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

ABRI SPAC I, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer